Exh, 16.1
[Letterhead of Ernst & Young LLP]

April 29, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 4.01 of Form 8-K dated April 29, 2025, of Trimble Inc. and are in agreement with the statements contained in the first sentence in the first paragraph and the second, third, fourth, fifth and sixth paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP